Ex-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 29, 2009

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware VIP Cash Reserve Series, Delaware VIP Diversified Income Series, Delaware VIP Emerging Markets Series, Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, Delaware VIP Limited-Term Diversified Income Series, Delaware VIP REIT Series, Delaware VIP Small Cap Value Series, Delaware VIP Smid Cap Growth Series (formerly, Delaware VIP Growth Opportunities Series), Delaware VIP Trend Series, Delaware VIP US Growth Series, and Delaware VIP Value Series (collectively, the “Series”), which are series of Delaware VIP Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Series’ Service Class Shares, so that such Service Class Rule 12b-1 (distribution) fees will not exceed 0.25% for the period April 30, 2010 through April 30, 2011.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith

	Name:	Theodore K. Smith
	Title:	President
	Date:	April 29, 2009

Your signature below acknowledges
acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	April 29, 2009